Exhibit 10.56
The J. M. Smucker Company Executive Severance Plan
ARTICLE I
PURPOSE
The J. M. Smucker Company Executive Severance Plan (the “Plan”) was initially established by the Company on January 17, 2020 and most recently amended on May 1, 2024 (the “Effective Date”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The Plan is intended to be a top hat welfare benefit plan under ERISA, and accordingly, Plan eligibility will be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.
ARTICLE II
DEFINITIONS
“Administrator” means the Company or its designee, which may include, but is not limited to, the Board or its Compensation and People Committee.
“Board” means the Board of Directors of the Company.
“Business Unit” means a Strategic Business Area of the Company.
“Cause” for termination by the Company of the Participant’s employment means (i) violation of the Company's Code of Business Conduct or any other Company policy, rule, or standard of conduct; (ii) dishonesty or other misconduct related to the Company's business (including, but not limited to, fraudulent conduct, theft, embezzlement, criminal misappropriation of Company funds, or other conduct that has, or would have if known, a materially adverse effect on the Company); (iii) failure to cooperate with or follow a reasonable management instruction; (iv) material breach of the Participant’s employment agreement (if applicable); (v) conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law, to the extent permitted by applicable law; and/or (vi) other conduct reasonably deemed “Cause” by the Company in its sole discretion. The Administrator may rely upon the determination of the Company acting in its capacity as an employer and sole discretion as to whether a Participant was terminated for Cause.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code will be deemed to include a reference to any regulations promulgated thereunder.
“Company” means The J. M. Smucker Company, an Ohio corporation, and any successor thereto.
“Effective Date” has the meaning set forth in ARTICLE I.
“Elected Officer” means any officer of the Company elected by the Board, other than the Assistant Secretary, Treasurer, and Assistant Treasurer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Offer of Comparable Employment” means an offer of employment to a Participant that provides for similar target total compensation and does not require the Participant to relocate to an employment location which is 50 or more miles from his or her current work location.
“Participant” has the meaning set forth in Section 3.01.
“Plan” means The J. M. Smucker Company Executive Severance Plan, as may be amended and/or restated from time to time.
“Plan Benefits” has the meaning set forth in Section 4.01.
“RIF” means a reduction in force.
“Qualifying Termination” has the meaning set forth in Section 3.02.
“Specified Employee Payment Date” has the meaning set forth in Section 8.12(b).
ARTICLE III
PARTICIPATION AND QUALIFYING TERMINATION
Section 3.01    Participants. Any full-time employee of the Company who is an Elected Officer (a “Participant”) will participate in the Plan.
Section 3.02    Qualifying Termination.
(a)    A Participant will be deemed to have incurred a "Qualifying Termination" and will be eligible to receive Plan Benefits if such Participant's employment with the Company is terminated for one of the following reasons, the termination constitutes a separation from service within the meaning of Code Section 409A, and the Participant's termination is not described in Section 3.02(d); provided, however, that if the Participant’s termination of employment is on account of a change in control and covered by a change in control agreement, such termination will not be a Qualifying Termination under the Plan:
i.Position elimination or involuntary termination as part of a sale or other disposition of a Business Unit, site or facility closure, RIF, reorganization, integration, or other involuntary termination program where the employee is not made an Offer of Comparable Employment by the Company or by the successor employer or otherwise remains employed by the Business Unit; or
ii.Involuntary termination without Cause; or
iii.If the Company makes a change that it determines in its sole discretion constitutes one or more of the following which results in Participant’s separation from service within the meaning of Code Section 409A within 120 days of such change, the Company will deem the separation from service to be a Qualifying Termination, provided that the Participant has provided notice to the Company within 30 days of the initial existence of one or more of the following conditions, and the Company has failed to remedy such condition during the 30 day period after receiving such notice:
1.A material adverse change in the Participant’s position, duties, authorities, and responsibilities and a material reduction in the Participant’s target total compensation; or
2.Relocation of the Participant’s primary work location by more than 50 miles from his or her then current work location.
(b)     Subject to the claims procedures described in Article VI, the determination of whether a Participant’s employment is terminated for one of the foregoing reasons will be made by the Company in its sole discretion.

(c)    A Participant who is on an approved medical leave of absence pursuant to federal or state law or a Company policy and/or is receiving or is eligible to receive benefits under a Company disability plan is eligible to receive Plan Benefits, provided he or she is otherwise eligible under the Plan: (i) if the Participant returns to active work prior to the communicated end date; (ii) if the Participant is qualified for and receiving short-term or long-term disability benefits as of the communicated employment end date and is subsequently released to return to work, he or she will be terminated from employment by the Company and eligible for benefits as of the date of release to return to work; (iii) if the Participant is qualified for and receiving short-term disability benefits as of the communicated end date and long-term disability benefits are subsequently denied, he or she will be terminated by the Company and eligible for benefits as of the date of the denial; or (iv) if the Participant is qualified for and receiving short-term or long-term disability benefits as of the communicated employment end date and is subsequently terminated from employment by the Company, the Participant will be eligible for benefits as of the date of termination; provided, however, that the Participant will not be eligible for benefits if any of the provisions of Section 3.02(d) apply.

(d)    A Participant will not be deemed to have incurred a Qualifying Termination and will not be eligible for Plan Benefits, even if otherwise eligible, if the Participant's termination falls under one of the following categories:

i.Voluntary Resignation. A Participant will not be eligible to receive Plan Benefits if the employee has voluntarily resigned from employment with the Company. For purposes of this Section 3.02(d)(i), a Participant will be considered to have voluntarily resigned from employment with the Company in the following circumstances (which are not exhaustive):
1.In connection with the elimination of the Participant's position or separation as part of a RIF, reorganization, integration, or other involuntary termination program where the Participant rejects an Offer of Comparable Employment;
2.The Participant terminates employment prior to the designated termination date that has been communicated to him or her, as such date may be extended or otherwise modified by the Company;

3.A Participant who has been identified as a "dual incumbent" in connection with a position elimination, RIF, reorganization, integration, or other involuntary termination program declines the Company's invitation to participate in the process to select the candidate who will remain in the position; or
4.A Participant accepts an offer for a new position with the Company and later declines that offer.
ii.Offer of Comparable Employment. A Participant will not be eligible to receive Plan Benefits if such Participant's employment with the Company is terminated as the result of the sale, transfer, closure, or other conveyance of a Business Unit, site or facility closure, RIF, reorganization, integration, or other involuntary termination program and the Participant receives an Offer of Comparable Employment. If a Participant receives an offer of employment that is not an Offer of Comparable Employment, such Participant may decline the offer and receive Plan Benefits in accordance with Section 3.02(a) or accept the offer and begin employment in the new position.
iii.Transfer within the Company. A Participant will not receive Plan Benefits if he or she transfers within the Company or from the Company to one of its affiliates, subsidiaries or related companies, or vice versa, unless the transfer qualifies as a relocation under Section 3.02(a)(iii).
iv.Death. A Participant will not receive Plan Benefits if his or her employment terminates as a result of the Participant's death, even if the Participant had been informed that his or her employment will terminate on a specific date if the Participant dies before that specific date. If the Participant dies after the date of his or her Qualifying Termination but before his or her Plan Benefits have been paid, Plan Benefits that would have been paid to the Participant under the Plan will be paid to the Participant's estate.
v.Retirement. A Participant whose employment terminates because the Participant retires for any reason will not receive Plan Benefits. However, if the termination of employment referred to in the preceding sentence would otherwise be a Qualifying Termination without regard to this subparagraph (v), such Participant will be eligible to receive Plan Benefits.
vi.Force of Nature. A Participant will not receive Plan Benefits if his or her employment ends as a result of causes outside the Company's control, such as, but not limited to, fires, floods, earthquakes, tornadoes, war, or governmental action.
vii.Cause. A Participant will not receive Plan Benefits if his or her employment is terminated for Cause.

ARTICLE IV
SEVERANCE
Section 4.01    Severance. If a Participant experiences a Qualifying Termination, then, subject to ARTICLE V, the Company will provide the Participant with the following (“Plan Benefits”):
(a)Severance in an amount equal to 18 months of the Participant’s base monthly salary in effect immediately prior to the date of the Qualifying Termination, with the exception of the Chief Executive Officer, who will receive 24 months of his or her base monthly salary in effect immediately prior to the date of the Qualifying Termination;
(b)    Provided that the Participant has worked at least six months in the fiscal year of the Qualifying Termination, a prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs at target level; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such fiscal year;
(c)    An additional lump sum payment equivalent to approximately 18 months of the Participant’s or 24 months of the Chief Executive Officer’s premiums on such Participant’s Company-sponsored medical coverage in effect on the date of the Qualifying Termination;
(d)    Any non-vested awards under the Company’s long-term incentive plans will be treated as provided under the plans and governing award agreements; provided, however, that any restricted stock or restricted stock unit awards that were granted prior to the fiscal year that commenced on May 1, 2019 and are at least two years old as of the date of the Qualifying Termination will become fully vested;
(e)    Company-paid outplacement assistance, and not any cash equivalent, provided by the Company’s third-party provider identified in its sole discretion for a period of up to six months; and
(f)    The Company, in its sole discretion, may increase the Plan Benefits described above to a particular Participant, provide a benefit or compensation in addition to or different from that noted above, or pay Plan Benefits to an employee who would not normally be eligible for severance under the Plan, provided that such an employee is a member of a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA. All such exceptions must be approved in advance by the Compensation and People Committee.
Subject to Section 8.12, any severance amounts will be paid in a single cash lump-sum on the first payroll date following the 60th day following the Qualifying Termination, but in no event later than the applicable short-term deferral period under Treasury Regulation Section 1.409A-1(b)(4).
ARTICLE V
CONDITIONS
Section 5.01    Conditions A Participant's entitlement to any benefits under ARTICLE IV will be subject to:

(a)    The Participant experiencing a Qualifying Termination; and
(b)    The Participant executing a waiver and release prepared by the Company in a format as amended from time to time in the Company’s sole discretion, including, but not limited to, (i) a waiver and release of claims in favor of the Company, its affiliates, and their respective officers and directors; and (ii) non-solicitation, non-competition, non-disparagement, confidentiality, and further cooperation provisions, and such release becoming effective and irrevocable within 60 days following the Participant’s Qualifying Termination.
ARTICLE VI
CLAIMS PROCEDURES AND LEGAL ACTIONS
Section 6.01    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 90 days after the Participant's Qualifying Termination. Claims should be addressed and sent to:
The J. M. Smucker Company
Attn: The J. M. Smucker Company Executive Severance Plan Administrator
One Strawberry Lane
Orrville, OH 44667
If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:
(a)    The specific reason or reasons for the denial of the Participant's claim;
(b)    References to the specific Plan provisions on which the denial of the Participant's claim was based;
(c)    A description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)    A description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 6.02    Appeal of Denied Claims. If the Participant's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)     Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial;
(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records, or other information relating to his or her claim for benefits;
(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to his or her claim for benefits; and
(d)    The review of the denied claim will take into account all comments, documents, records, and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 6.03    Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:
(a)    The specific reason or reasons for the denial of the Participant's claim;
(b)    Reference to the specific Plan provisions on which the denial of the Participant's claim is based;
(c)     A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(d)     A statement describing the Participant's right to bring an action under Section 502(a) of ERISA.
Section 6.04    Exhaustion of Administrative Remedies and Legal Actions. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)     No claimant will be permitted to commence any legal action (file a complaint) to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety;
(b)     Any such complaint must be filed in the United States District Court for the Northern District of Ohio, and each party consents to the venue and jurisdiction of such court. The parties irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue;

(c)    Any such complaint must be filed within 365 days of the Company’s written notice of final decision on review;
(d)    To the extent not pre-empted by federal law, the Plan will be construed in accordance with and governed by the laws of the State of Ohio without regard to conflicts of law principles; and
(e)    In any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) will be afforded the maximum deference permitted by law.
ARTICLE VII
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 7.01    Administration. The Administrator has the exclusive right, power, and authority, in its sole discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including, but not limited to, the sole discretionary authority to:
(a)    Administer the Plan according to its terms and to interpret Plan provisions;
(b)    Resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;
(c)    Take all actions and make all decisions regarding questions of eligibility and entitlement to benefits and benefit amounts;
(d)    Make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    Process and approve or deny all claims for benefits; and
(f)     Decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including, but not limited to, questions of construction, interpretation, and administration will be final, conclusive, and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator will be given deference in the event the determination is subject to judicial review and will be overturned by a court of law only if it is arbitrary and capricious.
Section 7.02    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its sole discretion.
ARTICLE VIII
GENERAL PROVISIONS

Section 8.01    At-Will Employment. The Plan does not alter the status of any Participant who is an at-will employee of the Company. Nothing contained herein will be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 8.02    Effect on Other Plans, Agreements, and Benefits.
(a)     As provided in Section 3.02, if the Participant’s termination of employment is on account of a change in control and covered by a change in control agreement, such termination will not be a Qualifying Termination under the Plan.
(b)    (i) Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) subject to Section 409A of the Code, any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.
(c)    A Participant who ceases to be an Elected Officer but remains employed by the Company or an affiliate will cease to participate in the Plan.
(d)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 8.03    Withholding. The Company will have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 8.04    Offset. Subject to Section 409A of the Code, the Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant will be deemed to have consented to such reduction.
Section 8.05    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 8.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants will not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 8.07    Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void, or unenforceable, such provision will be deemed modified, amended, and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan will not be affected but will remain in full force and effect.
Section 8.08    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 8.09    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses, or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company will require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 8.10    Transfer and Assignment. Neither a Participant nor any other person will have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant's death, such amounts will be paid to the Participant's estate.
Section 8.11    Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 8.12    Section 409A.
(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan will be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment will only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(b)     Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant's separation from service occurs will be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a severance agreement, the first payment will include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan will not be subject to liquidation or exchange for another benefit.
IN WITNESS WHEREOF, the Company has caused the Plan to be executed in its name and on its behalf by its officer thereunto duly authorized this 1st day of May, 2024.
The J. M. Smucker Company

/s/ Jill R. Penrose
By:	Jill R. Penrose
Chief People and Company Services Officer
Its: ____________________________